Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hanmi Financial Corporation:

We consent to the use of our report dated March 1, 2019, with respect to the consolidated balance sheet of Hanmi Financial Corporation as of December 31, 2018, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG LLP

Los Angeles, California

December 15, 2020